UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2022, Elizabeth Castro Gulacsy, Chief Financial Officer and Treasurer of SeaWorld Entertainment, Inc. (the “Company” or “SeaWorld”), notified the Company of her intention to retire from her current positions at SeaWorld in order to move on to the next chapter of her career effective December 31, 2022 or upon the appointment of her successor, if earlier. The Company has retained a nationally recognized recruiting firm to conduct a search for Ms. Gulacsy’s replacement.

In connection with Ms. Gulacsy’s departure, on May 11, 2022, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved a letter agreement (the “Letter Agreement”) between Ms. Gulacsy and the Company.  Pursuant to the terms of the Letter Agreement, Ms. Gulacsy has agreed that she will step down from her current positions at the Company effective immediately prior to the date the Company appoints her successor or December 31, 2022, whichever date is earlier (the “Triggering Date”). Following the Triggering Date, Ms. Gulacsy will remain employed by the Company for a minimum period of three months or the next fiscal quarter-end filing date (whichever is later) (the “Separation Date”). During the period from May 11, 2022 until the Separation Date (the “Transition Period”), Ms. Gulacsy will (1) continue to be paid by the Company at her current base salary rate, (2) continue to participate in the Company’s long-term and short-term incentive programs and Company benefit plans to the same extent she currently participates and (3) continue to vest in any outstanding equity awards granted under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) that are scheduled to vest during the Transition Period.

Further, Ms. Gulacsy has agreed that she will remain available for consultation with the Company from the Separation Date through March 31, 2023 or such later date as may be mutually agreed (such period, the “Consulting Period”). During the Consulting Period, Ms. Gulacsy will (1) continue to be paid by the Company at the monthly equivalent of her current base salary rate and (2) continue to vest in any outstanding equity awards granted under the Plan that are scheduled to vest during the Consulting Period.

In the event the Company terminates Ms. Gulacsy’s employment or services without cause prior to March 31, 2023, Ms. Gulacsy will, subject to the execution of a release, (1) continue to receive her current base salary rate through March 31, 2023 and (2) vest with respect to any outstanding equity awards scheduled to vest in the ordinary course through March 31, 2023.

Item 7.01 Regulation FD Disclosure.

A press release announcing the Chief Financial Officer transition is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On May 11, 2022, the Company issued a press release announcing that its Board of Directors approved a $250.0 million share repurchase program. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press release dated May 11, 2022 announcing the CFO transition
99.2	Press release dated May 11, 2022 announcing the Share Repurchase Program
104	Cover page interactive data filed (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: May 11, 2022	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary